Exhibit 4.2c

SECOND SUPPLEMENTAL INDENTURE

     SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 11, 2004, among Brasil Holdings, L.L.C., a Delaware limited liability company (the “New Guarantor”), a subsidiary of Cinemark USA, Inc., a Texas corporation (the “Company”), and The Bank of New York Trust Company, N.A., as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

     WHEREAS, the Company, the guarantors parties thereto and the Trustee are parties to that certain Indenture (as supplemented by the First Supplemental Indenture dated May 7, 2003 and as such may be amended or supplemented from time to time, the “Indenture”), dated as of February 11, 2003, providing for the issuance of the Company’s 9% Senior Subordinated Notes due 2013 (the “Notes”);

     WHEREAS, Sections 4.18 and 11.6 of the Indenture provide that the Company shall cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Company’s obligations under the Notes, the Indenture and the Registration Rights Agreement pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and

     WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Company and the New Guarantor are authorized to execute and deliver this Supplemental Indenture;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

     1. Agreement to Guarantee. The New Guarantor hereby, jointly and severally with all the other Guarantors, unconditionally guarantees the Company’s obligations under the Notes, the Indenture and the Registration Rights Agreement on the terms and subject to the conditions set forth in Article 11 of the Indenture and agrees to be bound by all other applicable provisions of the Indenture, the Notes and the Registration Rights Agreement.

     2. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

     3. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

     5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     6. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

BRASIL HOLDINGS, L.L.C.
By:	/s/ Michael Cavalier
	Name:	Michael Cavalier
	Title:	Secretary; Vice President-General Counsel

CINEMARK USA, INC.
By:	/s/ Michael Cavalier
	Name:	Michael Cavalier
	Title:	Secretary; Vice President-General Counsel

THE BANK OF NEW YORK TRUST COMPANY, N.A.
By:	/s/ Tamara K. Ellis
	Name:	Tamara K. Ellis
	Title:	Vice President

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